EXHIBIT 99.1

MEDIWARE REPORTS FISCAL 2007 RESULTS

Conference Call Scheduled For Today,
September 5th At 10:00 am EDT, 9:00 am CDT

LENEXA, KS SEPT. 5 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue for the fiscal year ended June 30, 2007 of $41.2 million compared to $37.9 million for fiscal 2006.  Operating income was $2.5 million versus 3.0 million for the prior year. Net income for the year just ended was unchanged from the previous year at $2.3 million, or 28 cents per fully diluted share.

The Company recorded record revenue in 2007, due largely to sales associated with the sunset of its two legacy blood bank products and the migration of clients to the Company’s new blood management platform, HCLL Transfusion. While the blood management systems sales were strong, sales of the medication management suite of products were slower than anticipated.  Despite the strong revenues, increased expenses limited the Company’s earnings.

Commenting on the year, Chief Financial Officer Mark Williams said: “The year just ended is a high water mark for Mediware, with record revenue and significant achievements for our business. While increased expenses impacted our overall earnings, the recently announced consolidation of our three divisions into a single business unit should streamline operations and improve our overall position.”

The Company expects the consolidation to lower operational costs and improve efficiencies permitting more investment in the blood and medication management product lines and to accelerate the growth of the Company’s ‘closed loop’ strategy.   Mediware’s vision for closed loop clinical systems addresses several critical issues by providing clinicians a single data environment for all information relating to the prescribing, preparation, and administration of drug or blood therapies.  The Company’s two primary product lines manage each step of these therapeutic processes, from the ordering to the fulfillment, administration and documentation, providing care providers a “closed loop” process environment for blood and medication therapies. The Company believes this combination of clinical process support and technology significantly differentiates it from the industry’s catalog and “best of breed” vendors.

“The fact is that a high percentage of all adverse drug and blood events that occur in hospitals are rooted in activities performed outside of the four walls of the pharmacy and blood bank,” said John Damgaard, Mediware’s chief operating officer.  “Our process-centric, integrated data environments seamlessly extend the discipline and controls of the pharmacy and blood bank to patient units, operating room suites, and other venues where adverse events occur.”

Key business metrics for the year just ended include:
▪	Blood Management recorded 47 new contracts covering 108 facilities.
▪	60 sites are now live on HCLL™, approximately 40 go-lives occurred in FY 2007;
▪	Medication Management posted 14 new contracts;
▪	Continued revenue growth and strengthening of the Company’s balance sheet;
▪	The successful launch of new products enabling a closed loop environment for clinical processes;
▪	Solidification of sales and marketing process;
▪	Consolidation of business functions; and
▪	Reorganization of Mediware’s operating structure.

Earnings for the year were impacted due to increased expenses relating to:
•	Increased software development expenses due to maturing product lifecycles;
•
A non-cash charge of $469,000 related to the accelerated vesting of the company’s unvested stock options, resulting from the acquisition of more than 20 percent of the Company’s common stock by a third party;

•	Increased costs associated with sales and marketing, including bonuses and commissions; and
•	Increased bad debt and legal related expenses.

Following the close of the year, the Company announced several key developments, including the resignation of CEO James Burgess and consolidation of divisions into a single operating structure. The consolidation, which included the cessation of further investment into the perioperative market, will provide cost and efficiency benefits that will be realized in future quarters in fiscal year 2008. On September 4, Mediware announced that Thomas (Kelly) Mann would become Chief Executive Officer.

A conference call to discuss fiscal year 2007 results and future plans is scheduled for today, Wednesday, September 5, 2007 at 10:00 am Eastern Daylight Time, 9:00 am Central Daylight Time.  To participate in the teleconference, please call 800.896.8445 (International 785.830.1916) five minutes before the scheduled start in order to register for the call.  A replay of the call will be available for 10 days at 800.723.0607 (International 402.220.2658).

Fiscal 2007 and 2006 Quarterly Earnings Operating Statement Highlights (in thousands):

	Quarter Ended June 30,
	2007	2006

Total Revenue	$10,398	$9,107
Gross Profit	$7,396	$6,899
Net Earnings	$426	$561
Earnings Per Share - Basic	$0.06	$0.07

Fiscal 2007 and 2006 Annual Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2007	2006

System Sales	$15,803	$12,164
Services	$25,389	$25,707
Total Revenue	$41,192	$37,871
Operating Expenses	$38,720	$34,877
Operating Income	$2,472	$2,994
Net Earnings	$2,326	$2,328
Earnings Per Share - Basic	$0.29	$0.29
Earnings Per Share- Diluted	$0.28	$0.28

Fiscal 2007 and 2006 Condensed Balance Sheet Highlights (in thousands):

	As of the Period Ended June 30,
	2007	2006

Cash and Cash Equivalents	$22,789	$18,996
Working Capital	$24,334	$18,095
Stockholders’ Equity	$42,031	$38,501

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. For blood medication management, Mediware offers specialized solutions proven to improve operational effectiveness and clinical outcomes. Mediware customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements